UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): October 25, 2011
LENNOX INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	001-15149	42-0991521
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
2140 Lake Park Blvd.
Richardson, Texas 75080
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code:
(972) 497-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On October 21, 2011, Lennox International Inc. (the “Company”) entered into a Fourth Amended and Restated Revolving Credit Facility Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, National Association, as administrative agent, and the other Lenders party thereto. The Credit Agreement replaces the Company’s previous credit agreement, the Third Amended and Restated Revolving Credit Facility Agreement, dated as of October 12, 2007, among the Company, Bank of America, N.A., as administrative agent, and the other lenders named therein.
     The Credit Agreement provides for an unsecured $650 million revolving credit facility that matures on October 21, 2016. The revolving credit facility includes a subfacility for swingline loans of up to $65,000,000 and provides for the issuance of letters of credit for the full amount of the credit facility. At the Company’s request and subject to certain conditions, the commitments under the Credit Agreement may be increased by up to $100 million to the extent that existing or new lenders agree to provide such additional commitments.
     Each revolving borrowing under the Credit Agreement is comprised of either ABR Loans or Eurodollar Loans. ABR Loans bear interest at the Alternate Base Rate plus an Applicable Rate. The Alternate Base Rate is a rate per annum equal to the greatest of (a) the Prime Rate (b) the Federal Funds Effective Rate plus 0.5% and (c) the Adjusted LIBO Rate for a one month interest period. Eurodollar Loans bear interest at the Adjusted LIBO Rate for the interest period in effect for the applicable borrowing plus an Applicable Rate. The Adjusted LIBO Rate for such purpose is a rate per annum equal to (a) the LIBO Rate for the applicable interest period (or, with respect to the determination of the Alternate Base Rate and the Eurodollar Daily Floating Rate, for a one month interest period) multiplied by (b) the Statutory Reserve Rate. The Applicable Rate used in these calculations is based on the Company’s leverage ratio and ranges from 0% to 1.00% for ABR Loans and from 1.00 to 2.00% for Eurodollar Loans. The Company may prepay the revolving loans at any time without premium or penalty, other than customary breakage costs in the case of Eurodollar Loans.
     The Credit Agreement contains several customary covenants including, but not limited to, limitations on certain indebtedness, liens, mergers, investments, acquisitions and asset sales. In addition, the Credit Agreement contains financial covenants requiring the Company to maintain a consolidated leverage ratio of no more than 3.50 to 1.00 as of the most recently ended four fiscal quarters, and a consolidated interest coverage ratio of at least 3.00 to 1.00 as of the most recently ended four fiscal quarters. The Credit Agreement is subject to customary events of default, including, but not limited to, non-payment of principal or other amounts under the Credit Agreement, material inaccuracy of representations and warranties, breach of covenants, cross-default to other material indebtedness, certain voluntary and involuntary bankruptcy events, and the occurrence of a change of control. The occurrence of an event of default could result in the acceleration of amounts due, and termination of the lenders’ commitments, under the Credit Agreement.
     The Company’s obligations under the Credit Agreement are required to be guaranteed by certain of its material domestic subsidiaries. The initial subsidiary guarantors are Allied Air Enterprises Inc., Advanced Distributor Products LLC, Heatcraft Inc., Heatcraft Refrigeration Products LLC, Lennox Global Ltd., Lennox Industries Inc., Service Experts LLC and Service Experts Heating & Air Conditioning LLC.
     A copy of the Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.

Item 2.02 Results of Operations and Financial Condition.*
     On October 25, 2011, the Company issued a press release announcing its financial results for the quarter ended September 30, 2011. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.02 disclosure.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

10.1	Fourth Amended and Restated Revolving Credit Facility Agreement dated as of October 21, 2011, among Lennox International Inc., a Delaware corporation, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent (filed herewith).

99.1	Press release dated October 25, 2011 (filed herewith).*

*	The information contained in Item 2.02 and Exhibit 99.1 of this Current Report, is being “furnished” with the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that section. Furthermore, such information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless specifically identified as being incorporated therein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LENNOX INTERNATIONAL INC.

Date: October 25, 2011

By: Name:	/s/ Robert L. Villaseñor Robert L. Villaseñor
Title:	Director, Securities Law and Assistant Corporate Secretary

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